                                                    Filed Pursuant to 424(B)(3)
                                                    File No. 333-24115

                             ABFS INVESTMENT NOTES

                        Begin Earning These High Rates

                 PROSPECTUS SUPPLEMENT DATED DECEMBER 3, 1997

               ---------------------------------- ----------------------- -------------------------------
                             TERM                          RATE                   ANNUAL YIELD*
               ================================== ======================= ===============================
                          3 Months                        7.25%                       7.51%
               ================================== ======================= ===============================
                          6 Months                        7.50%                       7.78%
               ================================== ======================= ===============================
                         12 Months                        8.85%                       9.25%
               ================================== ======================= ===============================
                         18 Months                        9.00%                       9.41%
               ================================== ======================= ===============================
                         24 Months                        9.00%                       9.41%
               ================================== ======================= ===============================
                         30 Months                        9.25%                       9.69%
               ================================== ======================= ===============================
                         36 Months                        9.60%                       10.07%
               ================================== ======================= ===============================
                         48 Months                        9.85%                       10.35%
               ================================== ======================= ===============================
                         60 Months                       10.40%                       10.95%
               ================================== ======================= ===============================
                          7 YEARS                        10.50%                       11.06%
               ================================== ======================= ===============================
                         10 YEARS                        10.60%                       11.18%
               ---------------------------------- ----------------------- -------------------------------



                             New Money Market Note
                                  Rate 6.15%
                              Annual Yield 6.34%*

          Minimum For Investment Notes and Money Market Notes $1,000

                            For More Information Call

                                1-800-776-4001

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                            Balapointe Office Centre
                      111 Presidential Boulevard, Suite 215
                              Bala Cywnyd, PA 19004
                                1-800-776-4001

                  AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                      IS A NASDAQ LISTED COMPANY (ABFI).

An offer can only be made by the Prospectus dated May 27, 1997, delivered in conjunction with this Rate Supplement dated December 3, 1997. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through December 31, 1997. The interest rate paid on the Money Market Notes is subject to change from time to time in the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.